EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

19 March 2007

Shire plc ("Shire")

Correction to Purchase of Shares by Employee Benefit Trust

Please note the number of American Depositary Shares purchased on 16 March was 25,000 and not 253,000 as originally stated. The correct announcement is set out below.

Shire has been notified that on 16 March 2007, the Shire plc Employee Benefit Trust (the “Trust”) purchased 25,000 American Depositary Shares of Shire plc at an average price of USD 62.9286 per Share. This purchase was made pursuant to the Trustee’s irrevocable, non-discretionary programme to purchase Ordinary Shares of Shire plc (“Shares”) and American Depositary Receipts of Shire plc (“ADR’s”) for the benefit of the Trust during the period commencing on 01 March 2007 and ending on 30 June 2007.

All of the employees of Shire plc and its subsidiaries, including the Executive Directors and persons exercising managerial responsibility, are potential beneficiaries of the Trust. The Executive Directors and persons exercising managerial responsibility over Shire are therefore deemed to have an interest in the Shares held by the Trust.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 484 595 8252

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty pharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit and hyperactivity disorder (ADHD), human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Registered in England 2883758 Registered Office as above

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in England 2883758 Registered Office as above